Exhibit 99.1

Contact:	Kelly Tacke Executive Vice President and Chief Financial Officer (972) 991-2422

PALM HARBOR HOMES, INC. REPORTS

FOURTH QUARTER AND FISCAL 2009 YEAR-END RESULTS

DALLAS, Texas (May 27, 2009) — Palm Harbor Homes, Inc. (NASDAQ:PHHM) today reported financial results for the fourth quarter and fiscal year ended March 27, 2009.

Net sales for the fourth quarter totaled $78.9 million compared with $126.5 million in the year-earlier period. Net loss for the fourth quarter of 2009 totaled $8.6 million, or $0.37 per share, compared with a net loss of $12.7 million, or $0.55 per share, a year ago. The results for the fourth quarter of fiscal 2009 include a pre-tax gain of $4.2 million, or $0.18 per share, on the repurchase of convertible senior notes, and $2.3 million, or $0.10 per share, for restructuring and impairment charges. The results for the fourth quarter of fiscal 2008 included $8.3 million, or $0.36 per share, for restructuring charges related to closing three factories and 18 retail sales centers. Excluding these items, net loss for the fourth quarter of fiscal 2009 totaled $0.46 per share compared with $0.19 in the year-earlier period.

Net sales for fiscal 2009 were $409.3 million compared with $555.1 million a year ago. Net loss for fiscal 2009 totaled $26.3 million, or $1.15 per share, compared with the net loss of $124.3 million, or $5.44 per share, for fiscal 2008. The results for fiscal 2009 include a pre-tax gain of $10.6 million, or $0.46 per share, on the repurchase of convertible senior notes, and $2.3 million, or $0.10 per share, for restructuring and impairment charges. The results for fiscal 2008 included non-recurring, non-cash charges of $95.7 million, or $4.19 per share, taken in the second quarter of fiscal 2008 related to the impairment of all of the Company’s previously recorded goodwill and the establishment of a valuation allowance against all of the Company’s net deferred tax assets. Results for fiscal 2008 also include $8.3 million, or $0.36 per share, for restructuring charges related to closing three factories and 18 retail sales centers. Excluding these items, net loss for fiscal 2009 totaled $1.51 per share compared with $0.89 in the year-earlier period.

Commenting on the results, Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “While Palm Harbor began fiscal 2009 on a positive note, the overall economic concerns, credit crisis and escalating unemployment have taken their toll on everyone associated with the housing industry. Our results for the fourth quarter are indicative of the challenging market conditions and decline in retail demand for factory-built housing. Total industry shipments, including both HUD-code and modular products, were down over 47 percent through March 2009. Palm Harbor retail deliveries were down 37 percent as compared with the fourth quarter of fiscal 2008 and down 22 percent for the fiscal year. However, our largest revenue drop was from the key states of Florida, Arizona and California, with sales to independent retailers, builders and developers in these markets down over $49 million for the year.

“In addition to the previously announced closed operations, we have taken further steps to lower our quarterly selling, general and administrative expenses, increase margins and reduce our receivables and inventory levels. As of the end of fiscal 2009, we have reduced our breakeven point by approximately $110 million in annual revenue and $24 million in selling, general and administrative expenses compared with the end of fiscal 2008. More importantly, we believe we will be better positioned to sustain a prolonged downturn and benefit from any upside in demand when it occurs.

“Our financial services businesses continued to be a bright spot for Palm Harbor with both Standard Casualty, our insurance subsidiary, and CountryPlace Mortgage, the Company’s mortgage lending subsidiary, delivering a profitable performance for the year. Standard Casualty has continued to grow, even in a declining market, by gaining market share and by supplementing its traditional point of sale business with aftermarket sales direct to homeowners. CountryPlace Mortgage originated 71 loans during the fourth quarter worth $10.6 million. Both of these businesses have followed a proven formula to only seek quality business with minimal risk exposure. And, as a fully integrated company, having a profitable insurance and finance operation provides a distinct competitive advantage for Palm Harbor in today’s market.”

Keener continued, “For the near term, the outlook for housing, both site-built and factory-built, remains extremely challenging. A number of issues must be resolved for any recovery to gain traction, and until inventories decline, housing prices stabilize, credit is restored and general economic fundamentals improve, we do not expect any short-term improvement. In the meantime, our strategy is to manage our operations more efficiently and become a stronger and leaner Company. Accordingly, we remain focused on three critical areas in our business for fiscal 2010. Our top priority is to manage our cash and leverage our balance sheet to maintain adequate liquidity through this uncertain business climate. We are also streamlining our operations to reduce both marginal costs and selling, general and administrative expenses, consistent with expected revenues. And finally, we continue to look for new sources of revenue by pursuing our creative efforts like flexible products, commercial and military modular products, and targeted Internet marketing strategies. Regardless of market conditions, we will continue to leverage Palm Harbor’s core strengths - the most trusted brand name in the industry, a diverse and high-quality product line, manufacturing excellence and exceptional customer service. Finally, without any improvement in market conditions, we expect to return to positive EBITDA sometime during fiscal 2010,” Keener added.

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “We remain laser focused on maintaining a strong balance sheet during these unprecedented economic conditions. As a result of our efforts, our inventories and receivables have declined by $34 million, floor plan payable is down by $10 million and accounts payable and accrued liabilities have been reduced by $32 million since the beginning of fiscal 2009. We have also reduced our selling, general and administrative expenses by over 20 percent this fiscal year. In addition, we have utilized approximately $10.6 million of our cash to retire $21.2 million of our convertible senior notes, resulting in a gain of $10.6 million. We continue to work with financial advisors to help us leverage over $100 million in unlevered assets to replace the Textron credit facility, which matures in March 2010, and generate cash through this uncertain economic environment.”

A conference call regarding this release is scheduled for tomorrow, May 28, 2009, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.

Statements of Operations

(Dollars in thousands, except earnings per share)

For the fourth quarter and fiscal year ended March 27, 2009 and March 28, 2008

	Fourth Quarter Ended		Fiscal Year Ended
	March 27, 2009	March 28, 2008	March 27, 2009	March 28, 2008
	(Unaudited)
Net sales	$78,895	$126,537	$409,274	$555,096
Cost of sales	59,686	95,803	312,428	421,371
Selling, general and administrative expenses	28,816	38,456	120,402	150,562
Goodwill impairment	—	—	—	78,506

Loss from operations	(9,607)	(7,722)	(23,556)	(95,343)

Interest expense	(3,625)	(4,668)	(15,417)	(18,654)
Gain on repurchase of convertible senior notes	4,200	—	10,566	—
Other income	276	116	2,095	3,625

Loss before income taxes	(8,756)	(12,274)	(26,312)	(110,372)
Income tax benefit (expense)	192	(389)	8	(13,890)

Net loss	$(8,564)	$(12,663)	$(26,304)	$(124,262)

Loss per common share:
Basic and diluted	$(0.37)	$(0.55)	$(1.15)	$(5.44)

Weighted average common shares outstanding:
Basic and diluted	22,875	22,852	22,856	22,852

Condensed Balance Sheets

(Dollars in thousands)

March 27, 2009 and March 28, 2008

	March 27, 2009	March 28, 2008
Assets
Cash and cash equivalents	$12,374	$28,206
Trade accounts receivables	23,458	31,616
Consumer loans receivable, net	191,597	267,636
Inventories	97,144	123,294
Property, plant and equipment, net	35,937	47,002
Other assets	51,172	67,646

Total Assets	$411,682	$565,400

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$64,836	$96,853
Floor plan payable	49,401	59,367
Convertible senior notes	53,845	75,000
Warehouse revolving debt	—	42,175
Construction lending line	3,589	—
Securitized financings	140,283	165,430
Shareholders’ equity	99,728	126,575

Total Liabilities and Shareholders’ Equity	$411,682	$565,400

PALM HARBOR HOMES, INC.

Quick Facts

	Fourth Quarter Ended		Fiscal Year Ended
	March 27, 2009	March 28, 2008	March 27, 2009	March 28, 2008
FACTORY-BUILT HOUSING:
Company-owned sales centers and builder locations:
Beginning	86	106	87	107
Added	1	—	1	2
Closed	(1)	(19)	(2)	(22)

Ending	86	87	86	87

Factory-built homes sold through:
Company-owned sales centers and builder locations	541	857	2,932	3,763
Independent dealers	145	348	954	1,686

Total factory-built homes sold	686	1,205	3,886	5,449

Factory-built homes sold as:
Single-section	127	152	661	658
Multi-section	407	698	2,254	3,163
Modular	152	355	971	1,628

Total factory-built homes sold	686	1,205	3,886	5,449

Commercial buildings:
Number of commercial buildings sold	21	—	61	—
Net sales from commercial buildings sold (in 000’s)	$6,007	$—	$16,671	$—

Average sales prices:
Manufactured housing – retail	$72,000	$76,000	$73,000	$76,000
Manufactured housing – wholesale	$50,000	$54,000	$54,000	$61,000
Modular housing – retail	$183,000	$164,000	$175,000	$176,000
Modular housing – wholesale	$76,000	$79,000	$72,000	$80,000

Homes produced	502	1,061	3,268	5,068
Internalization rate (manufactured and modular)	73%	66%	69%	64%

FINANCIAL SERVICES
Loan originations:
CPM	71	204	294	939

Insurance penetration:
Warranty	89%	91%	92%	91%
Physical damage	68%	68%	70%	63%